Exhibit 99.1

News Release

GlobalSantaFe Corporation         15375 Memorial Drive         Houston, Texas 77079         Tel 281.925.6000         Fax 281.925.6450

GlobalSantaFe Announces Addition to Board of Directors

Houston, Sept. 19, 2006 — Worldwide offshore oil and gas drilling contractor GlobalSantaFe Corporation (NYSE:GSF) today announced the election of W. Richard Anderson to its board of directors.

The addition increases to 11 GlobalSantaFe’s total board membership. Anderson, a Certified Public Accountant with extensive industry experience, will serve on the board’s audit committee.

Anderson currently serves as President and Chief Executive Officer of Prime Natural Resources, Inc., a closely held oil and natural gas exploration and production company that he joined as Chief Financial Officer in 1998. He previously was Managing Partner for the Houston office of CPA firm Hein & Associates, LLP. Anderson currently serves as a director of Calibre Energy, Inc., and Boots & Coots International Well Control, Inc.

About GlobalSantaFe

GlobalSantaFe is a leading provider of offshore oil and gas drilling and drilling management services. The company owns or operates a mobile fleet of marine drilling rigs that operates in major drilling regions around the world, including premium and heavy-duty, harsh-environment jackups, semisubmersibles, and dynamically positioned ultra-deepwater drillships. More information can be found at http://www.globalsantafe.com.

Contact Information

Investors:	Media:
Richard Hoffman	Jeff Awalt
281-925-6441	281-925-6448